Exhibit 99.1

NEXSTAR MEDIA GROUP FIRST QUARTER NET REVENUE RISES 13.9% TO A RECORD $615.3 MILLION

Net Revenue Growth Drives Record 1Q Operating Income of $117.6 Million and Net Income of $47.3 Million

BCF of $204.5 Million, Adjusted EBITDA of $181.1 Million and

Free Cash Flow of $121.5 Million, Inclusive of One-Time Transaction Expenses

Repurchases 0.5 Million Shares During First Quarter

IRVING, Texas – May 9, 2018 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the first quarter ended March 31, 2018 as summarized below.

Summary 2018 First Quarter Highlights

	Three Months Ended March 31,
($ in thousands)	2018	2017	Change
Local Revenue	$193,268	$178,476	+8.3%
National Revenue	$67,045	$65,982	+1.6%
Core Advertising Revenue	$260,313	$244,458	+6.5%

Political Revenue	$9,266	$1,696	+446.3%
Retransmission Fee Revenue	$275,941	$231,895	+19.0%
Digital Revenue	$62,804	$45,365	+38.4%
Other	$4,169	$4,461	(6.5)%
Trade and Barter Revenue	$2,843	$12,442	(77.1)%
Net Revenue(1)	$615,336	$540,317	+13.9%

Net Revenue Excluding Political	$606,070	$538,621	+12.5%

Income from Operations(2)	$117,616	$107,520	+9.4%

Net income	$47,341	$4,944	+858%

Broadcast Cash Flow(3)	$204,503	$188,213	+8.7%
Broadcast Cash Flow Margin(4)	33.2%	34.8%

Adjusted EBITDA Before One-Time Transaction Expenses(3)	$182,091	$171,490	+6.2%
Adjusted EBITDA(3)	$181,110	$123,814	+46.3%
Adjusted EBITDA Margin(4)	29.4%	22.9%

Free Cash Flow Before One-Time Transaction Expenses(3)	$122,449	$102,213	+19.8%
Free Cash Flow(3)	$121,468	$54,537	+122.7%

(1)

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, which resulted in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources. The change reduced the barter revenue (and the related barter expense) but did not impact the Company’s current or prior year income from operations, net income, broadcast cash flow, adjusted EBITDA or free cash flow. The discussion about this adoption is on page 4.

(2)

Effective January 1, 2018, the Company retrospectively adopted Accounting Standards Update No. 2017-07 which requires pension and other postretirement plans cost (credit), other than service costs, to be presented outside of income from operations. Thus, the income from operations during the three months ended March 31, 2017 was decreased by pension and other postretirement plans credit of $2.6 million.

(3)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(4)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 5/09/18

CEO Comment

“Nexstar’s strong operating and financial momentum continues in 2018 as we generated record first quarter results and another period of growth that exceeded expectations. First quarter results benefited from our expanded scale and ongoing diversification; our ability to monetize Super Bowl and Olympic advertising through coordinated multi-platform revenue initiatives; strength in political advertising spending in key markets; and, another quarter of double-digit retransmission and digital revenue growth.  The double digit top line increase combined with our expense discipline and focus on managing operations for cash flow drove BCF, Adjusted EBITDA and free cash flow growth before transaction expenses of 8.7%, 6.2% and 19.8%, respectively, and we brought about 20% of every net revenue dollar to the free cash flow line. Nexstar’s first quarter operating results are consistent with our forecasts and we remain confident in meeting our target for average annual free cash flow in excess of $600 million for the 2018/2019 cycle.

“Our record operating results enabled us to take further action in the first quarter to enhance shareholder value through our return of capital and leverage reduction initiatives which in total amounted to approximately $78 million.  During the quarter, we allocated $33.8 million of cash from operations to repurchase approximately 500,000 Nexstar shares and paid our twenty first consecutive quarterly cash dividend of $17.3 million. In addition, we funded the $90 million acquisition of LKQD Technologies, our enterprise digital video advertising technology business, while reducing debt by $27.2 million.

“First quarter core television ad revenue increased 6.5%, reflecting 8.3% growth in local spot revenue and a 1.6% increase in national spot revenue, while retransmission fee revenue and digital media revenue rose 19.0% and 38.4%, respectively. The continued shift of our revenue mix reflects our ongoing initiatives to build scale and diversify revenue through our focus on high growth retransmission and digital opportunities. Furthermore, Nexstar’s television ad revenue inclusive of political advertising grew 10%.  In this regard, first quarter political revenue of approximately $9.3 million marked a 131.5% increase over the 2014 period, the last comparable mid-term election cycle.

“Notably, excluding political, net revenue grew 12.5% in the first quarter compared to the prior year, reflecting Nexstar’s continued progress in leveraging the value of our television broadcasting operating model, content creation capabilities and unwavering commitment to localism.  Combined first quarter digital media and retransmission fee revenue of $338.7 million rose 22.2% over the prior-year period and accounted for 55.0% of net revenue, marking the highest contribution to our quarterly revenue mix for the combined metric and significant growth over the 2017 first quarter level of 51.3%. The year-over-year increase in first quarter non-television advertising revenue reflects the renewal of distribution agreements with multichannel video programming distributors and OTT providers in 2017, the January 2018 accretive acquisition of LKQD, and organic growth across our expanded, profitable digital operations.

“The rise in first quarter station direct operating expenses (net of trade expense) and SG&A expense primarily reflects the expanded scale of our broadcast and digital operations as well as budgeted increases in network affiliation expense and expenses for LKQD. First quarter corporate expense excluding non-cash compensation expense was in line with our expectations.

“Local broadcast television remains the most powerful medium in the advertising ecosphere as our leading local platforms command the greatest share of audience reach within the market. With a brand safe environment and the greatest influence on consumer purchasing and voting decisions, local broadcast television is the unrivaled, leading provider of ROI-driven marketing solutions for brand managers, advertisers and political campaigns. This is an incredibly exciting time for local broadcast television, as the enduring value of Nexstar's unique local content married with marquee national network content serves as an important locomotive for both traditional MSOs and emerging OTT providers alike.

Nexstar Media Group, 5/09/18

“In summary, Nexstar is executing very well on all functions including our operations, integration, capital structure and service to our local communities. Our disciplines in these areas are driving meaningful growth, consistency and visibility to our results, while positioning Nexstar with the financial capacity and flexibility to continue reducing leverage and returning capital to shareholders. In this regard, following our fifth consecutive annual dividend increase earlier this year and our first quarter repurchase activity, our Board recently approved an expansion of the Company’s share repurchase authorization for up to an additional $200 million of repurchases of our Class A common stock. In concert with our return of capital policies, we remain focused on actively managing our capital structure as another means of enhancing shareholder value.  We continue to expect Nexstar’s net leverage, absent additional strategic activity and discretionary capital returns, to decline to the mid/high 3x range by year-end. As we continue to benefit from expected significant 2018 mid-term political spending, the growing value of our retransmission consent agreements and the profitable operation of our digital assets, we have excellent visibility to meet or exceed our free cash flow targets in the current cycle and a clear path for the continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar, its wholly owned subsidiaries, Mission Broadcasting, Inc., Marshall Broadcasting Group, Inc. and Shield Media, LLC (collectively, the “Company”) at March 31, 2018, was $4,335.3 million including senior secured debt of $2,767.7 million. The Company’s total net leverage ratio at March 31, 2018 was 4.96x and first lien net leverage ratio at March 31, 2018 was 3.13x compared to a covenant of 4.50x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	3/31/2018	12/31/2017
Revolving Credit Facilities	$23.0	$3.0
First Lien Term Loans	$2,744.7	$2,791.9
6.125% Senior Unsecured Notes	$273.1	$273.0
5.875% Senior Unsecured Notes	$407.6	$408.1
5.625% Senior Unsecured Notes	$886.9	$886.5
Total Debt	$4,335.3	$4,362.5

Cash on Hand	$109.1	$115.7

Share Repurchase Program

In the first quarter of 2018, Nexstar repurchased a total of approximately 500,000 shares of its Class A common stock at an average purchase price of $67.40 for a total cost of $33.8 million. Share repurchases were funded from cash flow from operations. Reflecting the shares repurchased to date, Nexstar has approximately 45.7 million shares of Class A common stock outstanding (the only class of shares outstanding). On May 1, 2018 the Company’s Board of Directors approved an expansion of the Company’s share repurchase authorization for up to an additional $200 million of repurchases of its Class A common stock. The expansion brings the total capacity under Nexstar’s share repurchase program to approximately $218.6 million when combined with the approximate $18.6 million remaining under its prior authorization as of March 31, 2018.

Nexstar Media Group, 5/09/18

Change in Revenue Reporting FASB ASU No. 2014-09

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, the new revenue accounting guidance issued by the Financial Accounting Standards Board. The adoption resulted in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources in the quarterly financial results. Beginning with the first quarter of 2018, the Company no longer recognize barter revenue and barter expense arising from the exchange of advertising time for certain program material. During the three months ended March 31, 2017, the Company recognized barter revenue (and related barter expense) of $10.2 million. In addition, the Company now presents local, national, digital and political revenues, exclusive of related agency commissions. The change in accounting for barter reduced the amount of revenue and related expense in 2018. The change in the presentation of local, national, digital and political revenue did not impact the Company’s net revenue. These changes did not impact the Company’s current or prior year income from operations, net income, broadcast cash flow, adjusted EBITDA and free cash flow.

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2456, conference ID 8508837 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, corporate expenses, other expense (income), change in the fair value of contingent consideration and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net), minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our station assets’ operating performance and a measure of our ability to service debt. It is also used by management for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense, (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, stock-based compensation expense, non-cash compensation expense, corporate one-time transaction expenses, change in the fair value of contingent consideration, goodwill and intangible assets impairment and other expense (income), less payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

Nexstar Media Group, 5/09/18

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of non-cash compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 169 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 5/09/18

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2018	2017
Net revenue	$615,336	$540,317

Operating expenses (income):
Corporate expenses	26,343	67,030
Direct operating expenses, net of trade	275,479	216,060
Selling, general and administrative expenses, excluding corporate	115,562	109,903
Trade and barter expense	3,484	12,900
Depreciation	25,814	22,226
Amortization of intangible assets	36,302	48,158
Amortization of broadcast rights, excluding barter	16,100	14,236
Reimbursement from the FCC related to station repack	(1,364)	-
Gain on disposal of stations, net	-	(57,716)
Total operating expenses	497,720	432,797
Income from operations	117,616	107,520
Interest expense, net	(54,589)	(79,237)
Loss on debt extinguishment	(1,005)	(31,804)
Pension and other postretirement plans credit, net	2,950	2,631
Other expenses	(127)	(107)
Income before income taxes	64,845	(997)
Income tax (expense) benefit	(17,504)	5,941
Net income	47,341	4,944
Net loss attributable to noncontrolling interests	781	1,105
Net income attributable to Nexstar	$48,122	$6,049

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$1.04	$0.14
Diluted	$1.01	$0.13

Weighted average number of common shares outstanding:
Basic	46,075	44,200
Diluted	47,685	45,419

Dividends declared per common share	$0.375	$0.30

-tables follow-

Nexstar Media Group, 5/09/18

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended March 31,
Broadcast Cash Flow and Adjusted EBITDA:	2018	2017

Net income	$47,341	$4,944

Add (Less):
Interest expense, net	54,589	79,237
Loss on extinguishment of debt	1,005	31,804
Income tax expense (benefit)	17,504	(5,941)
Depreciation	25,814	22,226
Amortization of intangible assets	36,302	48,158
Amortization of broadcast rights, excluding barter	16,100	14,236
Gain on asset disposal, net	(59)	(57,622)
Corporate expenses	26,343	67,030
Other expense	127	107
Pension and other postretirement plans credit, net	(2,950)	(2,631)
Reimbursement from the FCC related to station repack	(1,364)	-
Payments for broadcast rights	(16,249)	(13,335)

Broadcast cash flow	204,503	188,213
Margin %	33.2%	34.8%

Add (Less):
Pension and other postretirement plans credit, net	2,950	2,631
Corporate expenses, excluding one-time transaction expenses	(25,362)	(19,354)

Adjusted EBITDA before one-time transaction expenses	182,091	171,490
Margin %	29.6%	31.7%

Add (Less):
Corporate one-time transaction expenses	(981)	(47,676)

Adjusted EBITDA	$181,110	$123,814
Margin %	29.4%	22.9%

Nexstar Media Group, 5/09/18

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended March 31,
Free Cash Flow:	2018	2017

Net income	$47,341	$4,944

Add (Less):
Interest expense, net	54,589	79,237
Loss on extinguishment of debt	1,005	31,804
Income tax expense (benefit)	17,504	(5,941)
Depreciation	25,814	22,226
Amortization of intangible assets	36,302	48,158
Amortization of broadcast rights, excluding barter	16,100	14,236
Gain on asset disposal, net	(59)	(57,622)
Non-cash compensation expense	560	-
Stock-based compensation expense	6,400	4,810
Corporate one-time transaction expenses	981	47,676
Other expense	127	107
Payments for broadcast rights	(16,249)	(13,335)
Cash interest expense(1)	(51,963)	(56,972)
Capital expenditures, excluding station repack and CVR spectrum(2)	(14,653)	(13,914)
Capital expenditures related to station repack	(5,422)	-
Proceeds from disposals of property and equipment	2,847	404
Operating cash income tax refund (payments), net	1,225	(3,605)

Free cash flow before one-time transaction expenses	122,449	102,213

Add (Less):
Corporate one-time transaction expenses	(981)	(47,676)

Free cash flow	$121,468	$54,537

(1)	Excludes payments of $19.6 million in one-time fees during Q1 2017 associated with the financing of the Company’s merger with Media General.
(2)	During 2018 capital expenditures related to relinquishment of the CVR spectrum was $1.0 million.

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